December 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: City National Rochdale Funds

File no. 811-07923

Dear Sir or Madam:

We have read Exhibit 13(a)(4)(i) of Form N-CSR of City National Rochdale Government Money Market Fund, City National Rochdale California Tax Exempt Bond Fund, City National Rochdale Municipal High Income Fund, City National Rochdale Fixed Income Opportunities Fund, City National Rochdale Equity Income Fund, and City National Rochdale U.S. Core Equity Fund, each a series of City National Rochdale Funds, dated December 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP